Exhibit 20.1


                     AMENDED CONSENT SOLICITATION STATEMENT
                      American Lawyer Media Holdings, Inc.

                            Solicitation of Consents
           With Respect to its 12 1/4% Senior Discount Notes Due 2008
                            (CUSIP No. 02712K AD 2)

--------------------------------------------------------------------------------
THE CONSENT SOLICITATION (THE "SOLICITATION") WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON FEBRUARY 13, 2004, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). THE COMPANY INTENDS TO EXECUTE A SUPPLEMENTAL INDENTURE CONTAINING THE PROPOSED AMENDMENTS PROMPTLY FOLLOWING THE EXPIRATION DATE. CONSENTS MAY BE REVOKED AT OR AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, BUT NOT THEREAFTER.
--------------------------------------------------------------------------------
                                ________________

American Lawyer Media Holdings, Inc., a Delaware corporation (the "Company"), is soliciting consents (the " Consents") with respect to its outstanding 12 1/4% Senior Discount Notes Due 2008 (CUSIP No. 02712K AD 2) (the "Notes") to proposed amendments of the related Indenture dated as of December 22, 1997 (the " Indenture"), by and between the Company and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Notes were issued. The consent solicitation is being made upon the terms and subject to the conditions set forth in this Amended Consent Solicitation Statement (as it may be supplemented from time to time, this "Statement").

The Company is soliciting Consents to the proposed amendments (the "Proposed Amendments") to the Indenture, which would modify the definition of Permitted Indebtedness to (i) include the 2004 Discount Notes (as defined below) and (ii) include the Promissory Note (as defined below). The Proposed Amendments will allow the Company to issue up to a maximum of $14 million additional aggregate principal amount of indebtedness in the form of 2004 Discount Notes and a Promissory Note.

Holders (as defined below) are requested to read and to consider carefully the information contained herein and to give their Consent to the Proposed Amendments by properly delivering their Consent, in accordance with the instructions set forth herein, to The Bank of New York, as depositary (the "Depositary"), as soon as possible and no later than 5:00 p.m., New York City time, on the Expiration Date. In order for the Proposed Amendments to the Indenture to be approved, duly executed Consents representing not less than a majority of the aggregate principal amount at maturity of the outstanding Notes (the "Requisite Consents") must be received (and not subsequently revoked) on or prior to the Expiration Date. Notes owned by the Company or any of its affiliates shall not be considered outstanding for this purpose.

If the Proposed Amendments become effective, each Holder, irrespective of whether such Holder delivered its Consent to the Proposed Amendments, will be bound by the Proposed Amendments.

CONSENTS SHOULD BE DELIVERED TO THE DEPOSITARY IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN. CONSENTS SHOULD NOT BE DELIVERED TO EITHER COMPANY OR THE TRUSTEE. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENTS RECEIVED BY IT OR THE TRUSTEE.

UNDER NO CIRCUMSTANCES SHOULD ANY HOLDER TENDER OR DELIVER NOTES.

                                February 10, 2004

The Company is soliciting Consents of the Holders of the Notes to the Proposed Amendments. Consents may be validly revoked at or at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. See "Consent Solicitation--Revocation of Consents."

The Proposed Amendments will be effected through the execution of a supplemental indenture to the Indenture (the "Supplemental Indenture"). Promptly after receipt of the Requisite Consents, the Supplemental Indenture will be executed by the Company and the Trustee.

The Proposed Amendments will not become operative unless the Supplemental Indenture has been executed.

Subject to applicable law and the terms of the Indenture, the Company expressly reserves the right, in its sole discretion and regardless of whether the Depositary has received the Requisite Consents, at any time prior to the Expiration Date to (1) terminate the Solicitation for any reason, (2) extend the Expiration Date or (3) otherwise amend the terms of the Solicitation in any respect.

Only Holders are eligible to Consent to the Proposed Amendments. "Holders" means
(1) those persons in whose name the respective Notes were registered ("Registered Holders") as of the close of business on January 30, 2004 (the "Record Date") and (2) any other person who has been authorized by proxy or in any other manner acceptable to the Company (or any other person claiming title by or through such person) to vote the Notes on behalf of such a Registered Holder. The Company reserves the right to establish at any time and from time to time by press release or written notice any new date as the Record Date for purposes of this Solicitation.

Any beneficial owner of Notes who is not a Registered Holder of such Notes wishing to consent to the Proposed Amendments must either:

         (1) arrange with the person who is the Holder or such Holder's assignee or nominee to deliver a Consent on behalf of such beneficial owner; or

         (2) obtain an irrevocable proxy from the Holder or such Holder's assignee or nominee, properly execute that proxy and deliver the Consent with the executed proxy to the Depositary at the address set forth on the back cover page of this Statement.

The transfer of a Note after the Record Date will not, on its own, have the effect of revoking any Consent that had previously been validly executed, completed and delivered by a person who was a Holder of the Note as of the Record Date. Each Consent granted is a continuing consent by such Holder and will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the Holder has revoked the Consent in accordance with the procedure for revoking consents described herein. Only a Holder on the Record Date may consent or revoke any Consent previously granted by such Holder. Any person or entity that becomes a holder of the Notes after the Record Date will not have the authority to grant a Consent to the Proposed Amendments or to revoke any Consent previously granted by a Holder relating to the Notes held by the subsequent holder.

For purposes of the Solicitation, The Depository Trust Company ("DTC"), as nominee holder of Notes, will execute an omnibus proxy to authorize DTC participants ("DTC Participants") set forth in the position listing of DTC as of the Record Date to deliver Consents as if they were the Holders of the Notes held of record in the name of DTC or the name of its nominee. Accordingly, for purposes of the Solicitation, the term "Holder" shall be deemed to include the DTC Participants.

THE COMPANY DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD CONSENT TO THE PROPOSED AMENDMENTS.

THIS STATEMENT CONTAINS IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE SOLICITATION.

No person has been authorized to give any information or make any representations other than those contained in this Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Depositary or the Trustee. The Solicitation is not being made to, and no Consents are being solicited from, Holders in any jurisdiction in which it is unlawful to make such Solicitation or grant such

Consents. The delivery of this Statement does not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE.............iv

FORWARD-LOOKING STATEMENTS.....................................................v

SUMMARY........................................................................1

THE COMPANY....................................................................3

THE PROPOSED AMENDMENTS........................................................4

THE CONSENT SOLICITATION.......................................................5

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..........................9

ANNEX A......................................................................A-1

                     AVAILABLE INFORMATION AND INCORPORATION
                            OF DOCUMENTS BY REFERENCE

The Company is subject to the reporting requirements under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual, quarterly and other reports and furnishes other information to the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and on the Commission's Internet website at http://www.sec.gov. To obtain information on the operation of the Public Reference Section of the Commission, you may call the Commission at (800) SEC-0330. Copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates.

The documents filed by the Company with the Commission listed below are incorporated herein by reference and constitute an important part of this
Statement:

o    annual report on Form 10-K for the fiscal year ended December 31, 2002;
     and

o quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

The Company will provide without charge to each Holder of Notes upon request of such person, a copy of the Indenture and of any or all information filed by the Company with the Commission. Holders of Notes may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning the Company at the following address and telephone number:

                      American Lawyer Media Holdings, Inc.
                              345 Park Avenue South
                            New York, New York 10010
                           Attention: General Counsel
                            Telephone: (212) 545-6148

                           FORWARD-LOOKING STATEMENTS

This Statement contains "forward-looking statements". Such statements are based upon the beliefs and assumptions of, and on information available to, the management of the Company at the time such statements are made. The following are or may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995: (i) statements preceded by, followed by or that include the words "may," "will," "could," "should," "believe," "expect," "future," "potential," "anticipate," "intend," "plan," "estimate" or "continue" or the negative or other variations thereof and (ii) statements regarding matters that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties, including, without limitation, (i) general economic conditions and developments in the legal services industry or the publishing industry, (ii) product demand and pricing,
(iii) the success of new initiatives, (iv) increased competition with respect to services provided by the Company and for advertising and subscription revenue and (v) sufficiency of cash flow to fund the operations of the Company.

The Company disclaims any obligation to publicly update the plans, or disclose any difference between their actual results and those reflected in the plans. The information constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Although the Company believes that statements regarding its expectations contained in this Statement are reasonable, there can be no assurance that these expectations will be achieved. You are cautioned that any forward-looking statements, including statements regarding our intent, belief or current expectations, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ significantly from those in the forward-looking statements.

The forward-looking statements in this Statement are accurate only as of its date. If expectations change, or if new events, conditions or circumstances arise, there is no requirement to, and neither Company may, update or revise any forward-looking statement in this Statement.

-------------------------------------------------------------------------------

                                    SUMMARY

The following summary is provided solely for the convenience of the Holders of Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this Statement. Holders are urged to read the more detailed information set forth elsewhere in this Statement. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Statement.

The Company................................  American Lawyer Media Holdings,
                                             Inc., a Delaware corporation.

The Notes..................................  The Company's 12 1/4% Senior
                                             Discount Notes Due 2008 (CUSIP No.
                                             02712K AD 2.

The Solicitation...........................  The Company is soliciting Consents to the Proposed Amendments to the
                                             Indenture from Holders of the
                                             Notes as of the close of business
                                             on January 30, 2004.

Expiration Date............................  The Expiration Date of the
                                             Solicitation will be 5:00 P.M. New
                                             York City Time, on February 13,
                                             2004, unless extended.

The Proposed Amendments....................  The Proposed Amendments would modify the definition of Permitted
                                             Indebtedness to (i) include the
                                             2004 Discount Notes and (ii)
                                             include the Promissory Note. See
                                             "The Proposed Amendments."

Purpose of the Solicitation................  The purpose of the Solicitation is to approve the Proposed
                                             Amendments, which will allow the
                                             Company to issue up to a maximum
                                             of $14 million additional
                                             aggregate principal amount of
                                             indebtedness in the form of (i) 12
                                             1/4% Senior Discount Notes Due
                                             2008 (the "2004 Discount Notes ")
                                             having terms substantially similar
                                             to the Company's existing 12 1/4%
                                             Senior Discount Notes Due 2008 and
                                             (ii) an unsecured Promissory Note
                                             (a "Promissory Note"). The Company
                                             intends to use the proceeds from
                                             the issuance and sale of the 2004
                                             Discount Notes and the Promissory
                                             Note for general corporate
                                             purposes, the acquisition of other
                                             businesses in the publishing
                                             industry and other strategic
                                             expansion opportunities. We have
                                             ongoing discussions with various
                                             potential acquisition targets but
                                             currently have no agreements or
                                             commitments with respect to any
                                             potential acquisitions.

Procedures to Deliver Consents.............  See "Consent Solicitation
                                             --Procedures for Delivering
                                             Consents." For further
                                             information, call the Depositary
                                             at the telephone number set forth
                                             on the back cover of this
                                             Statement or consult your broker,
                                             dealer, commercial bank or trust
                                             company for assistance.

Revocation of Consents.....................  Consents may be revoked at or at any time prior to 5:00 p.m., New
                                             York City time, on the Expiration
                                             Date, but not thereafter.  See
                                             "Consent Solicitation--Revocation
                                             of Consents."

Effect on Non-Consenting Holders...........  If the Proposed Amendments becomes effective, each Holder,
                                             irrespective of whether such Holder
                                             delivered its Consent to the
                                             Proposed Amendments, will be bound
                                             by the Proposed Amendments.

Depositary.................................  The Bank of New York is serving as the Depositary in connection with
                                             the Solicitation.

United States Federal Income Tax
Consequences...............................  For a discussion of certain
                                             United States federal income tax
                                             consequences relating to the
                                             Solicitation, see "Certain
                                             United States Federal Income Tax
                                             Consequences."

Further Information........................  Additional copies of this Statement may be obtained by contacting the
                                             Depositary at the address and
                                             telephone number set forth on
                                             the back cover of this
                                             Statement.
-------------------------------------------------------------------------------

                                   THE COMPANY

Unless the context otherwise requires, "we," "us," "our" or the "Company" refers to American Lawyer Media Holdings, Inc. and its subsidiaries.

We publish approximately 25 periodicals, including several leading national periodicals and regional publications serving four of the five largest state legal markets. Our nationally-recognized periodicals include The American Lawyer, a monthly magazine containing articles and features targeted to attorneys practicing in large law firms, and The National Law Journal, the nation's largest selling weekly legal newspaper, which covers the law, lawyers and litigation. Our regional publications are led by the New York Law Journal, a daily publication with one of the largest paid circulations of regional legal newspapers in the United States. In addition, we publish six other daily newspapers serving Atlanta, Philadelphia, Northern California, Miami, Fort Lauderdale and Palm Beach, as well as six weekly regional newspapers serving New Jersey, Delaware, Texas, Washington, D.C., Connecticut and Pennsylvania.

In addition to the periodicals referred to above, we publish Corporate Counsel, a leading magazine for corporate in-house attorneys, Law Technology News and AmLaw Tech, two leading legal technology magazines, as well as IP Law & Business, a leading specialty magazine focusing on intellectual property.

We also create and package information for attorneys and business professionals. This business includes a portfolio of publications covering a variety of specialized legal interests and practice areas, including 28 newsletters and over 150 treatises on topics of national and regional interest. We also publish various directories used by legal professionals.

Under our LegalTech trademark, we are a leading producer of trade shows and conferences relating to law practice technology. In addition, we organize and sponsor numerous professional seminars, both live and on-line, that cover issues of current legal interest.

Our litigation services division is dedicated to providing the legal community with high-quality, timely news and information about litigation. It includes The National Law Journal, a series of weekly and monthly verdict and settlement newsletters, and the NLJ Expert Witness and Consultants Network, a group of eight regional and one national expert witness directories. The division also operates three web sites, verdictsearch.com, nljexperts.com and nlj.com, which provide users with access to a vast database of verdict and settlement reports, the nation's premier online expert witness directory and a variety of news and information resources. The network's telephone research service fields more than 15,000 requests annually for verdict, settlement and expert witness research.

In addition, we operate an on-line business through Law.com, Inc., a Delaware corporation ("Law.com"), which delivers legal news and information and includes an on-line training program which allows attorneys to receive continuing legal education ("CLE") credit. We also recently began a research business which provides law firms, vendors and other customers with reports and surveys on specified legal topics.

We derive our revenues principally from advertising and subscriptions, with additional revenues generated from ancillary products and services, which include our newsletters, books, trade shows and seminars division. For the twelve months ended December 31, 2002, approximately 58% of our revenues were from advertising, 18% were from subscriptions and 24% were from ancillary products and services.

                             THE PROPOSED AMENDMENTS

This section sets forth a brief description of the Proposed Amendments to the Indenture governing the Notes for which Consents are being sought pursuant to the Solicitation. The description of the Indenture and the Proposed Amendments set forth below is only a summary and is qualified in its entirety by reference to (i) the terms of the Indenture as currently in effect, which are incorporated herein by reference, and (ii) the relevant provisions of the Indenture as proposed to be amended by the Proposed Amendments. Capitalized terms appearing below but not defined in this Statement have the meanings assigned to such terms in the Indenture. A copy of the proposed form of Supplemental Indenture to be entered into among the Trustee and the Company to effect the Proposed Amendments to the Indenture is attached hereto as Annex A. Holders of Notes should read the Supplemental Indenture carefully. Holders may obtain copies of the Indenture without charge by contacting the Depositary at the telephone number set forth on the back cover of this Statement.

The Proposed Amendments would modify the definition of Permitted Indebtedness to
(i) include the 2004 Discount Notes and (ii) include the Promissory Note. If the Proposed Amendments are approved, the Company will be allowed to issue up to a maximum of $14 million additional aggregate principal amount of indebtedness in the form of (i) 2004 Discount Notes, having terms substantially similar to the Company's existing 12 1/4% Senior Discount Notes Due 2008 and (ii) a Promissory Note. The Company intends to use the proceeds from the issuance and sale of the 2004 Discount Notes and the Promissory Note for general corporate purposes, the acquisition of other businesses in the publishing industry and other strategic expansion opportunities. Any acquisition in excess of $0.5 million undertaken by the Company is required to be approved by the Board of Directors of the Company and the lenders under our credit facility.

The Proposed Amendments will be effected through the execution of the Supplemental Indenture. Promptly after receipt of the Requisite Consents, the Supplemental Indenture will be executed by the Company and the Trustee.

If the Proposed Amendments becomes effective, each Holder of Notes, irrespective of whether such Holder delivered its Consent to the Proposed Amendments, will be bound by the Proposed Amendments.

In order for the Proposed Amendments to the Indenture to be approved, the Requisite Consents must be received (and not subsequently revoked) on or prior to the Expiration Date. If the Requisite Consents are not received, the Supplemental Indenture will not be executed.

                            THE CONSENT SOLICITATION

General

Upon the terms and subject to the conditions set forth in this Statement (including, if the Solicitation is extended or amended, the terms of any such extension or amendment), the Company is soliciting Consents of the Holders of the Notes to the Proposed Amendments.

Consents may be validly revoked at or at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

The Proposed Amendments will be effected through the execution of the Supplemental Indenture. Promptly after receipt of the Requisite Consents, the Supplemental Indenture will be executed by the Company and the Trustee.

The Proposed Amendments will not become operative unless the Supplemental Indenture has been executed.

Subject to applicable law and the terms of the Indenture, the Company expressly reserves the right, in its sole discretion and regardless of whether the Depositary has received the Requisite Consents, at any time prior to the Expiration Date to (1) terminate the Solicitation for any reason, (2) extend the Expiration Date or (3) otherwise amend the terms of the Solicitation in any respect. Any waiver or amendment to the Solicitation will apply to all Consents delivered, regardless of when or in what order such Consents are delivered. The Company expressly reserves the right, in its sole discretion, to terminate the Solicitation for any reason.

Requisite Consents

Holders of Notes must deliver (and not subsequently revoke) Consents representing a majority of the aggregate principal amount at maturity of the outstanding Notes in order to approve the Proposed Amendments to the Indenture. Notes owned by the Company or any of its affiliates shall not be considered outstanding for this purpose. Consents may be validly revoked at or at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

As of the date of this Statement, $80,260,705 aggregate principal amount at maturity of Notes were issued and outstanding and $39,263,537 aggregate principal amount at maturity of such Notes were held by Bruce Wasserstein, chairman of the Board of Directors of the Company, and certain of his affiliates.

Record Date

The Record Date for the purpose of this Statement is the close of business on January 30, 2004. The Company reserves the right to establish, from time to time, by press release or written notice, any new date as such Record Date, and thereupon any such new date will be the Record Date for purposes of the Solicitation.

Expiration Date; Extensions; Amendment

The term "Expiration Date" with respect to the Solicitation means 5:00 P.M. New York City Time, on February 13, 2004, unless the Company, in its sole discretion, extends the period during which the Solicitation is open, in which case the term "Expiration Date" means the latest date and time to which the Solicitation is so extended.

Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof. Without limiting the manner in which any public announcement may be made, the Company shall not have any obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or as otherwise required by law. The Company may extend the Solicitation, from time to time, for a specified period, or on a daily basis, as it may determine in its sole discretion.

If the Solicitation is amended or modified in any manner determined by the Company to be materially adverse to Holders of its Notes, such Company will promptly disclose such amendment in a written notice to such Holders and extend the Solicitation for a period deemed by such Company to be adequate to permit such Holders to determine whether to deliver Consents to the amended Solicitation.

Procedures for Delivering Consents

Consents that are valid and properly delivered to the Depositary prior to the Expiration Date and not timely and properly revoked will be given effect in accordance with the specifications therein. Holders who desire to Consent to the Proposed Amendments to the Indenture should deliver their Consent to Depositary by any reasonable means or form that evidences the giving of Consent, including delivery of the consent form provided with the Consent Solicitation Statement dated January 23, 2004.

Any beneficial owner of Notes who is not a Registered Holder of such Notes (for example, beneficial owners whose Notes are held in "street" name with a broker, dealer, commercial bank, trust company or other nominee institution) wishing to consent to the Proposed Amendments must either:

         (1) arrange with the person who is the Holder or such Holder's assignee or nominee to deliver a Consent on behalf of such beneficial owner; or

         (2) obtain an irrevocable proxy from the Holder or such Holder's assignee or nominee, properly execute that proxy and deliver the Consent with the executed proxy to the Depositary at the address set forth on the back cover page of this Statement.

Delivery of Consents should be made sufficiently in advance of the Expiration Date to assure that the Consents are received prior to the Expiration Date.

For purposes of the Solicitation, DTC, as nominee holder of Notes, will execute an omnibus proxy to authorize DTC Participants set forth in the position listing of DTC as of the Record Date to deliver Consent as if they were the Holders of the Notes held of record in the name of DTC or the name of its nominee.

If a Consent relates to a principal amount of Notes which is less than the principal amount of Notes held of record as of the Record Date by the Holder providing such Consent, the Holder must indicate the aggregate dollar amount of the Notes to which the Consent relates. If the Holder fails to so indicate, the Consent will be deemed to relate to the full principal amount of the Notes held by such Holder.

Under no circumstances should any person tender or deliver certificates evidencing Notes.

The Company reserves the right to receive Consents by any other reasonable means or in any form that reasonably evidences the giving of Consent.

Subject to applicable law and the terms of the Indenture, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Consents will be resolved by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. Subject to applicable law and the terms of the Indenture, the Company also reserves the right to waive any defects, irregularities or conditions of the Solicitation. Subject to applicable law and the terms of the Indenture, the interpretation of the terms and conditions of the Solicitation by the Company shall be final and binding on all parties. Unless validly waived, all defects or irregularities in connection with deliveries must be cured within such time as the Company determines. Neither the Company, the Trustee, the Depositary nor any other person shall have any duty to give notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until such irregularities have been cured or validly waived.

Revocation of Consents

All properly delivered Consents that are received by the Depositary prior to the Expiration Date will be counted, notwithstanding any transfer of the Notes to which such Consents relate, except for any Consents for which the Depositary receives from the Holder who provided such Consent a valid written notice of revocation bearing a date later than the date of the prior Consent on or at any time prior to the Expiration Date. Receipt of the Requisite Consents by the Depositary will not obligate the Company to execute the Supplemental Indenture. No notice will be given of the time that Consents will become irrevocable.

A Consent to the Proposed Amendments by a Holder of a Note shall continue to bind the Holder (and every subsequent holder of that Note or portion of that Note that evidences the same debt as the consenting Holder's Note), even if notation of the Consent is not made on any Note. However, a Holder may revoke the Consent to the Proposed Amendments if the Depositary receives a valid written notice of such revocation on or at any time prior to the Expiration Date. Only a Holder on the Record Date may grant a Consent or revoke any Consent previously granted by such Holder. Any person or entity that becomes a holder of Notes after the Record Date will not have the authority to grant a Consent to the Proposed Amendments or to revoke any Consent previously granted by a Holder relating to the Notes held by the subsequent holder.

To be effective, a notice of revocation must (1) be in writing, (2) be in the form of a written revocation, (3) indicate the aggregate principal amount at maturity represented by the Notes to which it relates and (4) (a) be signed by the Holder or (b) be accompanied by a proxy or other authorization (in form satisfactory to the Company). Revocations of Consents must be sent to the Depositary at its address set forth on the back cover page of this Statement. Delivery of a revocation to any other address shall not constitute a valid delivery of such revocation. Revocations of Consents will be effective only upon receipt by the Depositary. A revocation that is not received by the Depositary in a timely fashion and accepted by the Company as a valid revocation will not be effective to revoke a Consent previously given.

The Company reserves the right to contest the validity of any revocation, and, subject to applicable law and the terms of the Indenture, all questions as to validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all revocations that are not in proper form or the acceptance of which could, in the opinion of such Company or its counsel, be unlawful. Unless validly waived, all defects or irregularities in connection with revocations must be cured within such time as the Company determines. Neither the Company, the Trustee, the Depositary nor any other person shall have any duty to give notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of notices of revocation will not be deemed to have been made until such irregularities have been cured or waived.

Conditions of Execution of the Supplemental Indenture

The execution of the Supplemental Indenture is conditioned on (1) the Requisite Consents being validly delivered (and not subsequently revoked) on or at any time prior to the Expiration Date and (2) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments or the entering into of the Supplemental Indenture, or question the legality or validity thereof.

The Proposed Amendments will be effected through the execution of the Supplemental Indenture. Promptly after receipt of the Requisite Consents, the Supplemental Indenture will be executed by the Company and the Trustee.

The Solicitation may be abandoned or terminated by the Company at any time prior to the Expiration Date, for any reason, in which case all Consents will be voided. Each of the conditions to the Solicitation and the execution of the Supplemental Indenture set forth in this Statement are for the sole benefit of the Company and may be waived by the Company at any time.

The Depositary

The Bank of New York has been appointed as Depositary for the Solicitation. Consents and all correspondence in connection with the Solicitation should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth on the back cover page of this Statement.

Fees and Expenses

The Company will pay the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of Notes. The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting Consents pursuant to the Solicitation.

Miscellaneous

The Company is not aware of any jurisdiction in which the making of the Solicitation is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Solicitation would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Solicitation will not be made to (nor will Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the adoption of the Proposed Amendments to the Company and to beneficial holders of the Notes and is intended for general informational purposes only. This summary is based upon current law, which is subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special tax rules (e.g., non-U.S. holders, financial institutions, insurance companies, broker-dealers, tax-exempt organizations and foreign persons) or to persons that hold the Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary assumes that holders have held and will hold their Notes as "capital assets" (generally, property held for investment) within the meaning of the Internal Revenue Code. Holders should consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences of the adoption of the Proposed Amendments.

Consequences to the Company

Under applicable Treasury regulations, the modification of a debt instrument will generally result in a deemed exchange of the "old" (unmodified) debt instrument for a "new" (modified) debt instrument for United States federal income tax purposes if such modification is "significant." The regulations generally provide that a modification is significant only if the legal rights or obligations that are altered and the degree to which they are altered are economically significant. In addition, the regulations set forth various rules addressing specific modifications.

The regulations provide that the addition, deletion or alteration of customary accounting or financial covenants relating to a debt instrument does not result in a significant modification of the instrument. Although there is no authority directly on point, the Company believes that the adoption of the Proposed Amendments should not be treated as a significant modification of the Notes and therefore should not result in a deemed exchange of Notes for "new" Notes for United States federal income tax purposes. Accordingly, the Company believes the adoption of the Proposed Amendments should have no United States federal income tax consequences to the Company.

There can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge this position. If the adoption of the Proposed Amendments resulted in a deemed exchange of the Notes for "new" Notes for United States federal income tax purposes, the Company would be treated as having satisfied its obligations under its Notes with "new" Notes. Under this view, the Company could recognize cancellation of indebtedness ("COI") income equal to the difference, if any, between the adjusted issue price of its Notes and the issue price of the "new" Notes received in the deemed exchange. For this purpose, the issue price of the "new" Notes would generally equal their fair market value (i.e., their trading price) if the Notes or such "new" Notes were "traded on an established market" within the meaning of applicable Treasury regulations or their principal amount if neither the Notes nor the "new" Notes were so traded.

Consequences to Holders

As discussed above, the Company believes that the adoption of the Proposed Amendments should not result in a deemed exchange of Notes for "new" Notes for United States federal income tax purposes. Under this position, the adoption of the Proposed Amendments would have no United States federal income tax consequences to a holder and such holder would have the same adjusted tax basis and holding period in the Notes as it had immediately before the adoption of the Proposed Amendments.

As discussed above, however, there can be no assurance that the IRS will not successfully challenge this position. If the adoption of the Proposed Amendments resulted in a deemed exchange of the Notes for "new" Notes for United States federal income tax purposes, such exchange would qualify as a recapitalization if the "new" Notes were properly characterized as "securities" for United States federal income tax purposes. In such event, a holder would not recognize gain or loss as a result of such deemed exchange (except to the extent that the "new" Notes received were attributable to accrued but unpaid interest on the Notes, which amount would be taxable as ordinary interest income in accordance with such holder's method of accounting for United
States federal income tax purposes) and
would generally have the same adjusted tax basis and holding period in the "new" Notes as it had in the Notes immediately before the adoption of the Proposed Amendments. The manner in which "new" Notes would be allocated between accrued but unpaid interest and principal on the Notes is unclear under present law, and holders should consult their tax advisors regarding the potential tax consequences of such allocation. If a holder acquired its Notes at a "market discount" (i.e., at a purchase price that was less than the Notes' principal amount by more than a statutory de minimis amount) and did not elect to include such market discount in income on a current basis, any accrued market discount on the "old" Notes would carry over to the "new" Notes received in the deemed exchange.

If the adoption of the Proposed Amendments resulted in a deemed exchange and the "new" Notes were not treated as "securities" for United States federal income tax purposes, a holder would recognize capital gain or loss on the deemed exchange equal to the difference between the issue price of the "new" Notes (i.e., their trading price or principal amount, as described above) and such holder's adjusted tax basis in the Notes, except to the extent that the "new" Notes received were attributable to accrued but unpaid interest on the Notes, which would be taxable as ordinary interest income in accordance with such holder's method of accounting for United States federal income tax purposes. In addition, any gain on such exchange that is attributable to accrued but unrecognized market discount would be taxable as ordinary interest income. Holders should consult their tax advisors regarding the potential tax consequences of allocating "new" Notes between accrued interest and principal on the Notes in the event there is a deemed exchange of the Notes for "new" Notes.

If the adoption of the Proposed Amendments resulted in a deemed exchange of the Notes for "new" Notes, the Notes or "new" Notes were publicly traded, and the "new" Notes had a fair market value (i.e., trading price) that was less than their issue price by more than a statutory de minimis amount, then the "new" Notes would generally have original issue discount for United States federal income tax purposes. A holder would generally be required to include such original issue discount in income on a constant yield-to-maturity basis over the remaining life of the "new" Notes, which may result in the recognition of interest income prior to the receipt of cash in respect thereof. If a holder acquired a "new" Note at an "acquisition premium" (i.e., the holder's tax basis in the "new" Note immediately after the deemed exchange was less than its principal amount but exceeded its issue price), the amount of original issue discount includible in gross income by such holder each taxable period would be reduced by a portion of such premium. Holders should consult their tax advisors regarding the potential tax consequences of the Solicitation under the original issue discount rules.

THE FOREGOING SUMMARY DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CONSENT SOLICITATION, INCLUDING THE APPLICATION OF ANY FOREIGN, STATE, LOCAL, GIFT, ESTATE OR OTHER TAX LAWS.

                                                                        ANNEX A




                     PROPOSED FORM OF SUPPLEMENTAL INDENTURE



_______________________________________________________________________________





                      AMERICAN LAWYER MEDIA HOLDINGS, INC.

                     12 1/4% Senior Discount Notes Due 2008






                               __________________

                             SUPPLEMENTAL INDENTURE
                           DATED AS OF _________, 2004

                               __________________




                              THE BANK OF NEW YORK,
                                   AS TRUSTEE





_______________________________________________________________________________

      SUPPLEMENTAL INDENTURE, dated as of , 2004 (this "Supplemental Indenture"), between American Lawyer Media Holdings, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").


     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of December 22, 1997 (the "Indenture"), pursuant to which the Company issued its 12 1/4% Senior Discount Notes Due 2008 (the "Notes");


     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve the amendments to the Indenture (the "Proposed Amendments");


     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture and the Notes with the written consent of the Holders of not less than a majority in aggregate principal amount at maturity of the Notes then outstanding;


     WHEREAS, the Company has distributed a Amended Consent Solicitation Statement, dated February 10, 2004 (the "Solicitation Statement") to the Holders of the Notes in connection with the Proposed Amendments as described in the Solicitation Statement;


     WHEREAS, the Holders of not less than a majority in aggregate principal amount at maturity of the Notes outstanding have approved the Proposed Amendments to the provisions of the Indenture; and


     WHEREAS, the execution and delivery of this instrument have been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;


     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:


ARTICLE 1.  AMENDMENT OF SECTION 1.01

     Section 1.01. Clause (a) of the definition of "Permitted Indebtedness" contained in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

         "(a) Indebtedness of Holdings and its Restricted Subsidiaries, as applicable, evidenced by (i) the Discount Notes represented by the Indenture up to the amounts specified herein as of the date thereof, (ii) the Senior Notes and the Subsidiary Guarantees thereof and represented by the Senior Note Indenture up to the amount specified therein as of the date thereof, (iii) Holdings' 12 1/4% Senior Discount Notes Due 2008 represented by the Indenture, dated as of , 2004, between Holdings and The Bank of New York, a New York banking corporation, as trustee, up to the amount specified therein as of the date thereof; and (iv) the Promissory Note, dated as of , 2004 between Holdings and , up to the amount specified therein as of the date thereof, however, the total aggregate principal amount of Indebtedness incurred under (iii) and (iv) above shall not be more than $14 million;"

ARTICLE 2.  MISCELLANEOUS


     Section 2.01. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

     Section 2.02. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

     Section 2.03. This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party hereto.

     Section 2.04. The Company and the Trustee each hereby confirm and reaffirm the Indenture in every particular except as amended and supplemented by this Supplemental Indenture.

     Section 2.05. All covenants and agreements in this Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

     Section 2.06. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 2.07. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

     Section 2.08. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

     Section 2.09. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

     Section 2.10. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

     Section 2.11. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.


     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                           AMERICAN LAWYER MEDIA HOLDINGS, INC.


                                           By:_______________________________
                                              Name:
                                              Title:


                                           THE BANK OF NEW YORK


                                           By:_______________________________
                                              Name:
                                              Title:

Consents and any other required documents should be delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                     The Depositary for the Solicitation is:

                              The Bank of New York

         By Registered or Certified Mail, Hand or by Overnight Courier:

                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                            101 Barclay Street-7 East
                            New York, New York 10286
                             Attention: Mr. Kin Lau

 Facsimile Transmission Number:                          Confirm by Telephone:
         (212) 298-1915                                      (212) 815-3750